            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-82865 of Jacob Internet Fund Inc. on Form N-1A of our report dated October 21, 2005, appearing in the Annual Report of Jacob Internet Fund Inc. for the year ended August 31, 2005, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of this Registration Statement.


/s/ Deloitte & Touche LLP



Milwaukee, WI
December 28, 2005